Exhibit 10.1

March 17, 2004

Via Hand Delivery
Mr. Andrew Szescila
6307 Prague Street
Houston, TX 77007

Dear Andy:

As we have agreed, your employment with Baker Hughes Incorporated (hereinafter referred to as “Company”) will terminate on the date of your retirement. The purpose of this letter (the “Agreement”) is to set forth certain agreements and understandings regarding, among other things:

•	The termination of your employment upon retirement;

•	Certain benefits the Company has agreed to provide to you upon termination of your employment;

•	Your agreement to certain obligations of confidentiality, non-competition and cooperation; and

•	Your release of any and all claims against the Company

When you and I have signed this letter, it will constitute a complete agreement on all of these issues.

1.	RETIREMENT:

You have indicated that you plan to retire from the Company on December 31, 2003 (the “Effective Date”). Your employment will terminate on the Effective Date.

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Exhibit 10.1

2.	SEPARATION BENEFITS:

The Company will provide you with two kinds of separation benefits at the time of your termination. First, you will receive regular separation benefits as defined below. Second, in recognition of your specialized knowledge and of your position as an officer of the Company, and in exchange for a release of all claims, the Company is offering you enhanced separation benefits. You will receive the regular separation benefits, even if you decline to sign this letter and execute the release of claims.

(a) Regular Separation Benefits

Year 2003 ICP Bonus – Your bonus for fiscal year 2003 will be determined with reference to the formal written objectives set forth for your position of Senior Vice President and Chief Operating Officer, Baker Hughes Incorporated, in the Incentive Compensation Plan, and will be paid by March 31, 2004. If the results for Baker Hughes Incorporated exceed OA, the excess portion that would be “banked” will be paid to you in conjunction with your incentive payment. The bonus will be determined at the Company’s sole discretion, based on fiscal 2003 audited results.

Long-term Incentive Performance Plan – Performance goals were not achieved under the Long-term Incentive Performance Plan and, therefore, no payment will be made under this bonus plan.

Health and Welfare Benefits – If you were participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all active coverage will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under COBRA (Consolidated Omnibus Benefits Reconciliation Act), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments.

As an alternative, you have the option of enrolling in the Retiree Medical Plan based on your age and years of service. If you select this option, the Benefits Center will send you a packet regarding continuation of benefits, and you and/or your eligible dependent(s) may elect to continue coverage. Your retiree medical premiums are subsidized by the Company and will be billed to you by the Benefits Center. You will be solely responsible for payment of the retiree premiums for both yourself and your covered dependents, if any. You can also contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions.

All other health and welfare benefits end as of the Effective Date.

Regarding your Thrift Plan account balance, you have the option of leaving your money in the Plan, or you may request a full distribution of your account at any time after your termination.

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Exhibit 10.1

Regarding your Pension Plan account balance, you are not currently vested in the Pension Plan; therefore your current Pension Plan balance is forfeited.

Your vested Supplemental Retirement Plan account balance will be paid out according to your elections previously submitted. A small portion of your Supplemental Retirement Plan balance related to pension contributions is unvested and will therefore be forfeited.

Stock Options – In accordance with the terms of your current outstanding stock options, (1) all options immediately vest upon the Effective Date, and (2) you have up to three years from the Effective Date, but not later than the Expiration Date of the options, to exercise the respective options.

Final Expenses – The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit a final expense account reimbursement request for expenses incurred prior to the Effective Date. Such expense account reimbursement request will be reviewed and paid in accordance with Company policy. You agree and consent to allow the Company to deduct from any payments you would otherwise be entitled to receive any amounts that you owe to the Company as of the Effective Date.

Perquisites – All perquisites terminate as of your Effective Date. If any memberships are owned by the Company, you will relinquish them to the Company.

(b) Enhanced Separation Benefits

These enhanced separation benefits are benefits to which you are not entitled pursuant to any agreement, or under any policy or practice of the Company. You acknowledge that the Company has no obligation to provide you with these benefits and that these benefits constitute a valuable consideration justifying your agreement to provide the release set forth in Section 4 of this letter.

Restricted Stock – The 25,000 restricted shares of Common Stock of the Company, issued to you in 2001 and due to vest on January 24, 2004, are vested as of the Effective Date.

3.	AGREEMENTS:

A.	Agreement Not to Compete in order to Protect Confidential Information. You already possess, and the Company agrees and promises that it will provide you with additional, sensitive and Confidential Information (as hereinafter defined) and trade secrets, all of which will be necessary for the continued performance of your job duties to the effective date of your resignation. Accordingly, as a promise ancillary to and in exchange for the Company’s promise to provide you with Confidential Information and trade secrets, you agree that, during the period commencing with the Effective Date and

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Exhibit 10.1

ending six-months from that date unless extended by other agreement, you will not, without the written consent of the Company, at any time, directly or indirectly serve as an employee, director, consultant, or otherwise provide services, advice or assistance to any person, association, or entity that is a Competitor of the Company, whether in operations, research, marketing, engineering, process, finance or administration. For the purposes of this Agreement, the term “Competitor of the Company” shall be construed broadly to include without limitation any individual, entity, or enterprise that employs engineers, geoscientists, and field service personnel who apply knowledge and technology to find, develop and produce oil and gas, as well as those enterprises that provide products or services for the drilling, formation evaluation, completion, or production of hydrocarbons. You agree that this restriction in your ability to represent a Competitor of the Company is necessary to protect the Confidential Information the Company has already provided and promised to further provide to you. Because your agreement to refrain from competition for a total period of six-months is ancillary to the Company’s promise to provide you with Confidential Information, that agreement will survive the termination of your employment.

You recognize the restriction stated herein as reasonable in protecting the Confidential Information of the Company. Although the Company has attempted to place no more than reasonable limitations on your subsequent employment opportunities consistent with the Company’s protection of its legitimate business interests, you may, at some time in the future, feel that such limitations constitute a serious impediment to your securing future employment. In such case, you agree to make a written request to the Company for waiver or reformation of rights under Section 3A of this letter before accepting employment in conflict with this Section or any other section of this letter, such request to include the name and address of the proposed employer and location, position, and duties of proposed employment. A waiver, unqualified or upon stated conditions, may be granted by the Company in its discretion.

B.	No Solicitation. During the period commencing with your Effective Date and ending six months from that date unless extended by other agreement, you shall not, directly or indirectly,

(a)	interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or any Affiliate, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates;

(b)	establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business is or will compete with the Company or any of its Affiliates; or

(c)	employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the

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Exhibit 10.1

Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.

C.	Cooperation and Assistance. You agree, acknowledge, and certify that:

(a)	you are aware that the Company is currently under investigation by the Securities and Exchange Commission and the Department of Justice;

(b)	you have (i) not engaged in, nor encouraged any individual, in any way, to engage in the destruction or secreting of any information, in any form, including but not limited to documents and emails, (“documentation”) that might be relevant to the investigation referenced in 1 A (a) above; (ii) turned over all documentation in response to prior requests; and (iii) responded, fully and truthfully, to all questions related to or arising from the subject matter of such investigation that have been posed to you by employees or representatives of the Company;

(c)	for a period of two years after the date of the termination of your employment (the “Effective Date”), you will cooperate fully upon reasonable request with the Company and its affiliates, past or present, in connection with any internal investigation initiated by the Company, its affiliates, and any successors in interest, as well as with any external investigation initiated by the government or agency or instrumentality thereof;

(d)	for a period of two years after the Effective Date, upon reasonable request of the Company, any subsidiary of the Company, or any successor thereof, you will provide all documentation and information related to any internal or external investigation of the Company and its affiliates; and

(e)	after two years after the Effective Date, you will cooperate with the Company and its affiliates as described herein at your option, upon payment of all reasonable expenses reasonably incurred, with such agreement to cooperate not to be unreasonably withheld.

D.	Confidential Information. “Confidential Information” means sensitive or proprietary information that has been disclosed to me, or is known by me, through my employment or as a consequence of my employment with the Company, which is not generally known as common existing public knowledge in the relevant trade or industry. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; information concerning past, current, and prospective customers, investors, and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data, and/or other such information);

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Exhibit 10.1

pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing a merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

You acknowledge that Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special, and unique asset used by Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company. During the course of your employment with the Company, you had access to and received Confidential Information. You are obligated to keep confidential all such Confidential Information for a period of not less than 12 months following the Effective Date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the definition of Confidential Information shall not include that sub-set of confidential information denoted as “trade-secrets” as that term is defined by law, for which the Company reserves the protections and limitations provided at law.

As an exception to this confidentiality obligation you may disclose Confidential or proprietary information and trade secrets (i) in connection with enforcing your rights under any Plan relevant to the terms of this Agreement, or if compelled by law (and in either case, you shall provide written notice to the Company prior to the disclosure), or (ii) if the Company provides written consent prior to the disclosure.

E.	Agreement to Return Company Property. Immediately prior to the Effective Date, you will return to the Company all Company property in your possession, including but not limited to, computers, credit cards and all files, documents and records of the Company, in whatever medium and of whatever kind or type. You agree and hereby certify that you have returned, or will return prior to the Effective Date, all proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates. In addition, you authorize the Company to deduct from any final payments to you in accordance with the terms of this Agreement, any outstanding amounts that you may owe to the Company.

4.	RELEASE OF CLAIMS:

You hereby acknowledge that your relationship with the Company is an “at-will employment relationship,” meaning that either you or the Company could terminate the relationship with or without notice and or without cause, at any time. Nevertheless, in consideration for the separation benefits described in Section 2(b) of this letter, you hereby provide the Company with an irrevocable and unconditional release and discharge of claims.

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Exhibit 10.1

This release and discharge of claims applies to (i) Baker Hughes Incorporated, (ii) to each and all of its parent, subsidiary or affiliated companies, (collectively, “the Company”), (iii) to the Company’s officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, whether or not acting in the course and scope of employment, and (iv) to all persons acting by, through, under, or in concert with any of the foregoing persons or entities.

The claims subject to this release include, without limitation, any and all claims related or in any manner incidental to your employment with the Company or the termination of that employment relationship. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and the termination of your employment. All such claims (including related attorneys’ fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause or cause of action; and regardless of the forum in which it might be brought. This release applies to any claims brought by any person or agency on behalf of you or any class action pursuant to which you may have any right or benefit.

You promise never to file a lawsuit asserting any claims that are released by you and further promise not to accept any recoveries or benefits which may be obtained on your behalf by any other person or agency or in any class action and do hereby assign any such recovery or benefit to the Company. If you sue the Company in violation of this Agreement, you shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Additionally, if you sue the Company in violation of this Agreement, the Company can require you to return all monies and other benefits paid to you pursuant to this Agreement.

Notwithstanding the foregoing, the release contained herein shall not apply to (i) any rights that you may have under the Company’s retirement plans including the 401(k) plan, (ii) any rights you may have under this Agreement, (iii) your right under applicable law (i.e., the COBRA law) to continued medical insurance coverage at your expense, and (iv) your statutory right to file a charge with Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”), to participate in an EEOC or TCHR investigation or proceeding, or to challenge the validity of the release, consistent with the requirements of 29 U.S.C. § 626 (f)(4).

In connection with this release, you understand and agree that:

A.	You have a period of 21 days within which to consider whether you execute this Agreement, that no one hurried you into executing this Agreement during that 21-day period, and that no one coerced you into executing this Agreement.

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Exhibit 10.1

B.	You have carefully read and fully understand all the provisions of the release set forth in Section 4 of this letter, and declare that the Agreement is written in a manner that you understand.

C.	You are, through this Agreement, releasing the Company from any and all claims you may have against the Company and the other parties specified above, and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f).

D.	You declare that your agreement to all of the terms set forth in this Agreement is knowing and is voluntary.

E.	You knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

F.	You acknowledge that the Company is hereby advising you in writing to consult with an attorney of your choice prior to executing this Agreement.

G.	You understand that rights or claims that may arise after the date this agreement is executed are not waived. You understand that you have a period of seven days to revoke your agreement to give the Company a complete release in exchange for separation benefits, and that you may deliver notification of revocation by letter or facsimile addressed to me. You understand that this Agreement will not become effective and binding, and that none of the separation benefits described above in Section 2 of this letter will be provided to you until after the expiration of the revocation period. The revocation period commences when you execute this Agreement and ends at 11:59 p.m. on the seventh calendar day after execution, not counting the date on which you execute this Agreement. You understand that if you do not deliver a notice of revocation before the end of the seven-day period described above, this Agreement will become final, binding and enforceable.

The Company’s decision to offer separation benefits in exchange for a release of claims shall not be construed as an admission by the Company of (i) any liability whatsoever, (ii) any violation of any of your rights or those of any person, or (iii) any violation of any order, law, statute, duty, or contract. The Company specifically disclaims any liability to you or to any other person for any alleged violation of any rights possessed by you or any other person, or for any alleged violation of any order, law, statue, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement made by the Company, or by any of the Company’s agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Release set forth in this letter, other than those specifically stated in this letter.

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Exhibit 10.1

The release set forth in Section 4 of this letter shall be binding upon you, and your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company as defined above. You expressly warrant that you have not assigned, transferred or sold to any person or entity any rights, causes of action, or claims released in this letter.

5.	MISCELLANEOUS:

A.	Exclusive Rights and Benefits – The benefits described in this Agreement supersede, negate and replace any other benefits owed to or offered by the Company to you. This Agreement will be administered by the Company’s Senior Labor Attorney, who will also resolve any issues regarding the interpretation, implementation, or administration of the benefits described above. However, this provision shall not be construed to limit your legal rights if a disagreement exists to contest the decision of the Company’s Senior Labor Attorney.

B.	Entire Agreement – This letter sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this letter, and that entire, integrated agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this letter.

C:	Exclusive Choice of Law and Arbitration Agreement – This letter constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance and enforcement of that agreement shall be governed by the laws of that State.

In the event of any dispute or controversy arising under the agreement set forth in this letter, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. You further agree to hold knowledge of the existence of any dispute or controversy subject to this agreement to arbitrate, completely confidential. You understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration conducted pursuant to this arbitration provision will be conducted in accordance with the rules of the American Arbitration Association in accordance with its rules governing employment disputes. Any arbitration proceeding resulting hereunder will be conducted in Houston, Texas before an arbitrator selected by you and the Company by mutual agreement, or through the American Arbitration Association. This arbitration agreement does not limit or

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Exhibit 10.1

affect the right of the Company to seek an injunction to maintain the status quo in the event that the Company believes that you have violated any provision of Sections 1 or 2 of this letter. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release set forth in Section 5 of this letter with any appropriate state or federal agency. Moreover, should it be determined by an arbiter that any agreement or certification you have made under Section 1.A(a), (b), (c), or (d) of this Agreement is unfulfilled or inaccurate you agree that the appropriate measure of damages recoverable by the Company shall include, but not be limited to, the total of all payments made under this agreement, and such other damages as the arbitrator shall deem appropriate.

D:	Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

E:	Confidentiality – You agree that, because the agreement set forth in this letter is a special arrangement, you will keep the terms of this letter completely confidential and will not disclose, describe or characterize those terms to any current, former or prospective employee of the Company, or any representative of the news media, except as specifically authorized by the Chairman and Chief Executive Officer of Baker Hughes Incorporated. If any current, former, or prospective employee of the Company asks about the terms and conditions of your separation and consulting arrangement with the Company, you will respond by stating that you reached a “satisfactory” arrangement with the Company. This confidentiality provision does not prevent you from sharing information about this letter with your spouse or your tax advisors provided that you inform them of the obligation to keep the terms confidential.

Please initial each page and sign below.

EXECUTED in Houston, Texas this 18th day of March, 2004.

BAKER HUGHES INCORPORATED

By:	/s/ Michael E. Wiley

Michael E. Wiley
Chairman, President, and Chief Executive Officer

EXECUTED in Houston, Texas this 18th day of March, 2004.

By:	/s/ Andrew J. Szescila

Andrew J. Szescila

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